Exhibit 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 20, 2008 (July 29, 2008 as to the reclassification of Electro-Optical Systems as a discontinued operation and the reclassification of segment information as described in Notes 5 and 6) relating to the financial statements and financial statement schedule of Northrop Grumman Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Northrop Grumman Corporation’s adoption of new accounting standards), and of our report dated February 20, 2008 relating to the effectiveness of Northrop Grumman Corporation’s internal control over financial reporting, appearing in the Current Report on Form 8-K of Northrop Grumman Corporation dated July 29, 2008, and to reference to us under the heading of “Experts” in the Prospectus, which is part of this Registration Statement.

/s/	Deloitte & Touche LLP
Los Angeles, California
July 29, 2008